Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement Nos. 333-45423 dated February 2, 1998; 333-117171 dated July 6, 2004; 333-117707 dated July 28, 2004; 333-118203, 333-118202, 333-118201, and 333-118200 dated August 13, 2004; 333-122204 dated January 21, 2005; 333-124086 dated April 15, 2005; 333-134167 dated May 16, 2006; and 333-136604, 333-136605, 333-136606 dated August 14, 2006 all on Form S-8; and Registration Statement Nos. 333-31259 dated July 14, 1997 on Form S-3 and dated August 1, 1997 on Form S-3/A; 333-84931 dated August 11, 1999 on Form S-3 and dated August 31, 1999 on Form S-3/A and dated September 21, 1999 on Form S-3/A; 333-106787 dated July 3, 2003 and dated February 11, 2004 on Form S-3/A of BorgWarner Inc. (the “Company”), of our reports dated February 16, 2007 which expressed an unqualified opinion on those financial statements and included an explanatory paragraph regarding the Company’s changes in its methods of accounting in 2006 for employee stock-based compensation as a result of adopting SFAS No. 123(R), Share Based Payment and for defined benefit pension and other post retirement plans as a result of adopting SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, relating to the consolidated financial statements of the Company, and management’s report on the effectiveness of internal control over financial reporting, appearing in and incorporated by reference in the Annual Report on Form 10-K of BorgWarner Inc. for the year ended December 31, 2006.
/s/ Deloitte & Touche LLP
Detroit, Michigan
February 16, 2007